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                                                                     EXHIBIT 5.1

               GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

                                  July 20, 2004


Elbit Medical Imaging Ltd.
13 Mozes Street, Tel-Aviv 67442
Israel

Ladies and Gentlemen:

We have acted as counsel to Elbit Medical Imaging Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") being filed with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to (a) the registration of 584,500 of the Company's ordinary shares, par value NIS 1.0 per share, that either have been, or may from time to time after the date hereof be, issued by the Company under its 2001 Incentive Plan to Employees and Officers (the "Plan"). Of these ordinary shares 547,00 ordinary shares are being registered for resale by the selling shareholders listed in the Registration Statement.

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Association, (ii) the Plan and (iii) resolutions of the Company's Board of Directors, the Company's Shareholders, and the Company's Audit Committee. We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 584,000 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable under Israeli law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
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Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.